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                             CONSULTANT AGREEMENT


                                   BETWEEN


Casino Resource Corporation, represented by their legal representative M Jack PILGER located at 1719 Beach Boulevard - Suite 306 - Executive Place - BILOXI
- MISSISSIPPI - UNITED STATES

AND

Mondhor BEN HAMIDA, located at 35,  Avenue de Paris- Tunis

WHEREAS, Casino Resource Corporation wishes to operate in Tunisia (-left angle- -left angle- the territory -right angle- -right angle-)) activities of gambling

WHEREAS, Consultant may provide advises and assistance to allow Casino Resource Corporation to conclude Agreement of lease for operating casino

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOW:

I.  SERVICES

     A.  Consultant agrees to provide services to Casino Resource
Corporation, that are designated to achieve Casino Resource Corporation's goals in Tunisia. In this connection, the consultant will be expected to perform the following services (-left angle- -left angle- the services -right angle- -right angle-):

     1. Inform Casino Resource Corporation at the earliest possible moment of all gambling casino projects and any developments and prepare reports for Casino Resource Corporation regarding such developments.

     2. Provide all necessary consultancy services in relation to Casino Resource Corporation's contract of lease in the territory.

     3. Upon request and authorization from Casino Resource Corporation, arrange meetings and appointments with the appropriate persons and participate in such meetings, if required.

     4. In addition to verbal reports and conferences submit written spot reports where appropriate.

     5. Act so as to permit Casino Resource Corporation conclude contract of lease with Societe SAMARA CASINO represented by its legal representative, M Slim MAHDOUI for operating Sousse Casino


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     B.  COMMITMENTS

     1. Consultant agrees to allocate sufficient time, management attention and resources to perform the services.

     2. Casino Resource Corporation agrees to provide Consultant with regular briefings and updates on its operations in the territory

II. COMPENSATION

     In full compensation for the services rendered hereunder during the validity of this Agreement, Casino Resource Corporation shall pay to the consultant, after signature of final agreement by Societe SAMARA CASINO:

     1.   a fixed fee of US$ 250.000 to be paid:
          *US$ 50.000 at the signature of the contract of lease with Samara
          Casino
          *US$ 100.000 at the beginning of operating Samara Casino
          *US$ 100.000 six months after beginning operating Samara Casino

     2 - a various fee of   % on gaming, net revenue Samara Casino to be paid
quarterly at the beginning of each quarter

III.     TERM

     This agreement will commence as of February 15th, 1996 and will terminate with the termination of the contract of lease between Societe Samara Casino and Casino Resource Corporation or any third corporation to which Casino Resource Corporation should assign or transfer its rights resulting from the contract of lease with Societe Samara Casino. The term above includes renewal periods of lease.

IV.       GENERAL

     A. In the event of the death of the consultant , the agreed fees will continue to be paid to Mrs Mylene Soraya Sihem SLIM BEN HAMIDA until the termination date of the contract between Casino Resource Corporation and Societe Samara Casino.

     B. This agreement does not constitute the Consultant as the agent or legal representative of Casino Resource Corporation for any purpose whatsoever. Consultant is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Casino Resource Corporation in any manner whatsoever.

     C. Consultant shall not make any public use of or release to third parties any information or material provided by Casino Resource Corporation that is confidential or proprietary. In addition, Consultant shall continue to hold secret after the termination of this agreement, all information and material of a


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          proprietary or confidential nature previously disclosed to Consultant by Casino Resource Corporation.

     D. This agreement contains the full agreement of the parties and any previous agreements, whether written or oral, are hereby canceled. Any changes or modifications to this agreement shall be subject to the written agreement of the parties.

     E. All notices, demands or others communications, required or desired to be given hereunder, shall be made in writing in the English language and delivered personally or sent by telefax duly confirmed, or by registered post with recorded delivery to the intendeds recipient thereof at its address set out below:

          To Casino Resource Corporation
          1719 Beach Boulevard
          Suite 306 - Executive Place
          BILOXI - MISSISSIPPI
          UNITED STATES
          Tel:  601 435 1976
          Fax:  601 374 8732
          Attn:     Casino Resource Corporation

      To: Consultant
          Mondhor BEN HAMIDA
          35, Avenue de Paris
          1000 - Tunis
          Tel 346 141
          Fax 345 741

Any party may change the address to which notices must be sent by giving written notice to the other party.

     F. Neither party may transfer this agreement nor any of the rights hereunder to any person or corporation without the prior written consent of the other party.

     G. Neither party shall be deemed to have waived any right or to have been released from any duty under this agreement unless such waiver or release shall be in writing duly executed by the party granting such waiver or release.

     H. This agreement shall be governed by the laws of MISSISSIPPI and all disputes arising in connection with the present contract shall be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said rules. Casino Resource Corporation shall support all fees of disputes.


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     I.   While this Agreement is in force, Consultant agrees not to act as a consultant, independent contractor or in any other capacity for any other operating casino corporation.

     J. Both parties undertake to perform the obligations set forth in this agreement in such a manner so as to comply with all applicable laws and regulations and will indemnify the other party for any and all claims, demands, actions or liabilities whatsoever which may arise out of or result from its failure to comply with any such applicable laws or regulations.

     K. Consultant hereby represents and warrants that he is able to and has the full capacity to enter into this agreement with Casino Resource Corporation, and specifically, the Consultant has no prior arrangement with any other party that would prevent him from entering this arrangement with Casino Resource Corporation.

     L.   The effective date of this agreement will be February 15, 1996.

     In witness whereof the parties have entered into this agreement through their authorized representatives.

Made this 11th day of June 1996

 /s/ JACK PILGER                                  /s/ MONDHOR BEN HAMIDA
---------------------------                      -------------------------
Jack PILGER                                      Mondhor BEN HAMIDA
Chief Executive Officer                          35, Avenue de Paris-
Casino Resource Corporation                      1000 - Tunis
1719 Beach Boulevard                             TUNISIE
Suite 306 - Executive Place
BILOXI - MISSISSIPPI
UNITED STATES


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